EXHIBIT 99.1

Contacts:	Phillip D. Kramer	A. Patrick Diamond
	Executive Vice President and CFO	Manager, Special Projects
	713/646-4560 – 800/564-3036	713/646-4487 – 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Commences

Private Offering of $200 Million of

Senior Notes Due 2013

(Houston – December 3, 2003) Plains All American Pipeline, L.P. (NYSE: PAA) today announced that it has commenced a private offering of $200 million senior notes due 2013. The senior notes being sold by Plains All American will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. The senior notes are expected to be eligible for trading under Rule 144A. The net proceeds from the offering will be used to repay indebtedness under the Partnership’s revolving credit facilities.

The matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include fluctuations in the capital markets and the risks and uncertainties associated with the Partnership’s business. More information regarding such risks and uncertainties may be found in the Partnership’s Quarterly and Annual Reports and other filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil and LPG gathering and marketing activities, primarily in Texas, California, Oklahoma and Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

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